Exhibit 99.1

Contact:

Patrick J. Sullivan, Chairman, President, & CEO

Anne Rivers, Investor Relations

Jeff Keene, Healthcare Media

Cytyc Corporation: 978-266-3010

www.cytyc.com

David Walsey

Media: Greg Tiberend

The Ruth Group: 646-536-7029

Lloyd Benson/Shanti Skiffington

Schwartz Communications: 781-684-0770

CYTYC CORPORATION ANNOUNCES PROPOSED OFFERING

OF $220 MILLION CONVERTIBLE SENIOR NOTES

Boxborough, MA, March 15, 2004 – Cytyc Corporation (Nasdaq: CYTC) today announced that it intends to offer, subject to market and other conditions, $220 million of Convertible Senior Notes due 2024 in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933. The notes will bear interest, and will be convertible into shares of Cytyc’s common stock at a rate and price to be determined. Cytyc expects to grant the initial purchasers of the notes an option to purchase up to an additional $30 million aggregate principal amount of the notes.

Cytyc intends to use the net proceeds of this offering to finance its previously announced acquisition of Novacept, a California corporation. If the acquisition of Novacept is not consummated, Cytyc intends to use the net proceeds from this offering for general corporate purposes, general working capital and possible future acquisitions.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market and other conditions or events that may affect Cytyc’s ability to complete the proposed financing or to use the net proceeds as intended, and other risks detailed from time to time in Cytyc’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003. Cytyc disclaims any intent or obligation to update these forward-looking statements.